Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 15, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Media Sentiment, Inc.
San Francisco, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Media Sentiment, Inc. of our report dated April 14, 2010, relating to the financial statements of Media Sentiment, Inc., a Nevada Corporation, as of and for the periods ending December 31, 2009 and 2008.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan